Exhibit 10.6

Amendment No. 1 to Offer Letter

This Amendment No. 1 dated July 22, 2010 to Offer Letter dated June 29, 2009 (the “Offer Letter”) is made by and between Ancestry.com Inc. and William Stern.

The Offer Letter is amended to delete all the text of the letter following the phrase “you will be eligible for a severance package as follows:” to, but not including, the paragraph that begins “This letter sets forth the key terms of your proposed employment by the Company,” and substituting the following in its entirety:

The Company will pay you a lump sum cash severance payment within fifteen (15) days after the Release Deadline (defined below) in an amount equal to six (6) months of Salary. In addition, following any such termination of employment you will be entitled to a pro-rata portion (based on the number of months you were employed during the year of termination) of the annual bonus you would have otherwise earned under the Company’s Performance Incentive Program (or any successor annual bonus program) for the year of termination based upon the Company’s actual result for the entire year, which bonus will be paid at the same time annual bonuses are paid for the year of termination to Company employees generally, but in no event later than March 15 of the year following the year of termination.

In each case outlined above, the severance payments are contingent upon your signing a general release of claims in favor of the Company and such release of claims becoming irrevocable within 45 calendar days following your separation from service (such 45th day, the “Release Deadline”). Additionally, in the event of such a termination of employment the Company will reimburse you and any covered dependents for your medical benefit COBRA premiums for a period of six (6) months following your termination, subject to (1) your providing the Company with adequate proof of payment of such COBRA premiums as determined by the Company and (2) the taxation of such reimbursements to the extent advisable under Section 105(h) of the Internal Revenue Code of 1986, as amended, or other applicable law.

In the event that within three (3) months before or within twelve (12) months following a Change of Control you are terminated by the Company without Cause (other than as a result of your death or disability), or you resign for Good Reason, you will be entitled to the aforementioned severance package and immediate vesting as to a total of fifty percent (50%) of your then unvested equity and equity-based awards. In addition, the period for which you will be eligible to receive reimbursement for COBRA medical premiums will be increased to a total of twelve (12) months.

For purposes of this offer letter, “Cause” means gross negligence or any breach of fiduciary duties to the Company such as conviction of, or plea of guilty or no contest to any felony (other than traffic related violations), any act of fraud or embezzlement, material violation of a Company policy or any unauthorized use or disclosure of confidential information or trade secrets of the Company or its affiliates. Neither bad judgment nor mere negligence nor an act of omission reasonably believed by you to have been in, or not opposed to, the interests of the Company, shall constitute examples of gross negligence.

For purposes of this offer letter, “Change of Control” results when: (i) any person or entity other than a stockholder of the Company (or any parent corporation) as of the date of this offer letter becomes the beneficial owner, directly or indirectly, of securities of the Company (or any parent corporation) representing fifty percent (50%) or more of the total voting power of all of the Company’s (or any parent corporation’s) then outstanding voting securities, (ii) a merger or consolidation of the Company (or any parent corporation) in which the Company’s (or any parent corporation’s) voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation, or (iii) a sale of all or substantially all of the assets of the Company (or any parent corporation) or a liquidation or dissolution of the Company (or any parent corporation).

For purposes of this offer letter, you can resign for “Good Reason” within ninety (90) days after the occurrence of any of the following: (i) without your consent, a material reduction of your compensation, duties, authority or responsibilities, relative to your compensation, duties, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to you of such reduced duties, authority or responsibilities; or (ii) without your express written consent, you are relocated to a facility or location more than one hundred (100) miles from the current location of the Company’s Corporate offices as in effect on the date upon which this offer letter is executed; provided that no event described in this paragraph shall constitute Good Reason unless (x) you provide the Company notice of such event within thirty (30) days after the first occurrence or existence thereof, which notice specifically identifies the event that you believe constitutes Good Reason and (y) the Company fails to cure such event within thirty (30) days after delivery of such notice.

Any other changes to our at-will employment relationship will be effective only if contained in a written agreement for that purpose, signed by you and the Company’s CEO.

The payments hereunder are intended to be exempt under Treasury Regulation Section 1.409A-1(b) (9)(iii). Notwithstanding the foregoing, to the extent (i) any payments to which you become entitled under this agreement, or any agreement or plan referenced herein, in connection with your termination of employment constitute deferred compensation subject to (and not exempt from) Section 409A and (ii) you are deemed at the time of such termination of employment to be a “specified” employee under Section 409A, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service”; or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum. For purposes of this agreement or any agreement or plan referenced herein, with respect to any payment that is subject to (and not exempt from) Section 409A of the Code, termination of your employment shall be a “separation from service” within the meaning of Section 409A, and Section 1.409A-1(h) of the regulations thereunder.

ANCESTRY.COM INC.

By	/s/ Timothy Sullivan

Name:	Timothy Sullivan
Title:	Chief Executive Officer

Accepted and agreed as of the date first above written.

/s/ William Stern

William Stern

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